Exhibit 28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 24, 2015, relating to the financial statements and financial highlights which appear in the September 30, 2015 Annual Report to Shareholders of TETON Westwood Mighty MitesSM Fund, TETON Westwood SmallCap Equity Fund, TETON Westwood Income Fund, TETON Westwood Equity Fund, TETON Westwood Balanced Fund, TETON Westwood Intermediate Bond Fund and TETON Westwood Mid-Cap Equity Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 28, 2016